Exhibit 99.1

PRESS RELEASE

September 18, 2017

Merriam, Kansas

Seaboard Corporation signs Memorandum of Understanding with Groupe Mimran to Acquire its Flour Milling Assets

Seaboard Corporation (NYSE AMERICAN: SEB) (“Seaboard”) and Groupe Mimran (the “Mimran Group”) announce that they have entered into a Memorandum of Understanding (“MOU”) whereby Seaboard intends to acquire the flour milling and associated businesses located in Senegal, Ivory Coast and Monaco (the “Business”) of the Mimran Group.  The proposed acquisition is subject to negotiation and execution of a definitive purchase agreement and finalization of Seaboard’s due diligence.

Seaboard would operate the Business in its Commodity Trading and Milling Segment.  The acquisition of the Business would increase the flour and feed milling capacity of its consolidated and non-consolidated businesses by approximately 15 percent to over 24,000 metric tons per day and its grain trading volume by approximately 9 percent to approximately 10.5 million metric tons per year.

Groupe Mimran is one of the leading agri-food groups in West-Africa, operating sugar refining, flour milling, and animal feed businesses.  The Mimran Group was established over 60 years ago by the Mimran family, and its main companies in flour milling and sugar refining include Grands Moulins de Dakar (“GMD”), Grands Moulins d’Abidjan (“GMA”), and Compagnie Sucrière Sénégalaise (“CSS”), respectively.

Seaboard is a publicly traded United States Fortune 500 Company, operating globally through a network of integrated industrial service oriented companies, with net sales of over $5 billion annually.  Its main activities include processing and production of premium pork and turkey products, containerized shipping, and international grain processing and trading.  Seaboard, founded nearly 100 years ago, is majority owned by the Bresky family.

Mr. David Mimran, President Directeur General of GMA and GMD commented:

“We are delighted to enter into this Memorandum of Understanding with Seaboard.  An important consideration for us was that any new owner shares the same values and culture which we have instilled within our businesses over the years.  Just like ourselves, Steven Bresky is the third generation of his family running a substantial business, and I very much look forward to assisting Mr. Bresky and his team in any way we can with respect to this new chapter in the development of the Business.”

Mr. Steven Bresky, President and Chief Executive Officer of Seaboard, and Chairman of the Board commented:

“We are excited to further our investment in sub-Saharan Africa with this acquisition and believe the culture and operations will be a great fit with our existing structure.  Seaboard has had commercial ties with the Mimran Group for almost 40 years and we look forward to integrating the Business into our existing trade strategy and expand our cargo and trade opportunities as a result of this transaction.   We expect to continue to work closely together with the Mimran Group by leveraging our existing strengths into a better industrial and trade based business.”

Cautionary Information Regarding Forward-Looking Statements

Included in this press release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect Seaboard's current outlook for its performance in future periods and its expectations for the possible consummation of the proposed acquisition. These statements include, among others, our plans for the integration of the Business into Seaboard's Commodity Trading and Milling Segment and the resulting impact on Seaboard's flour and feed milling capacity and its grain trading volume.

These statements and expectations are based on currently available competitive, financial and economic data, the information obtained from Seaboard's due diligence investigations to date and Seaboard's operating plans, and are

Exhibit 99.1

subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. The forward-looking statements in this press release should be read in conjunction with the more detailed descriptions of risk factors located in Seaboard's filings with the Securities and Exchange Commission.  Except as required by law, Seaboard undertakes no obligation to update or revise any forward-looking statements contained in this press release as a result of new information or future events or developments.